UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): November 15, 2012

SEQUENTIAL BRANDS GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-16075	86-0449546
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

17383 Sunset Boulevard, Suite A310, Pacific Palisades, CA 90272

(Address of Principal Executive Offices/Zip Code)

(213) 745-2123

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Witten communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Appointment of Yehuda Shmidman

On November 19, 2012, the Board of Directors (the “Board”) of Sequential Brands Group, Inc. (the “Company”) appointed Yehuda Shmidman as the Company’s new Chief Executive Officer and a member of the Board. Mr. Shmidman will serve on the Board as a Class I director for a term expiring at the 2015 annual meeting of stockholders, or until his successor has been elected and qualified.

Mr. Shmidman, age 31, until his appointment as Chief Executive Officer, served as the Chief Operating Officer of Iconix Brand Group, Inc. (NASDAQ:ICON) (“Iconix”) since 2010. Mr. Shmidman joined Iconix in 2005, and held multiple positions of increasing responsibility during his seven year tenure with Iconix, ranging from head of global business development to direct involvement with corporate initiatives related to mergers and acquisitions, global joint ventures, corporate finance and investor relations. Prior to joining Iconix, Mr. Shmidman worked at a start-up licensing agency in New York that launched several direct to retail brands. Mr. Shmidman earned a bachelor’s degree in political science from Yeshiva University in 2004.

In connection with his appointment as the Company’s Chief Executive Officer, the Company entered into an employment agreement with Mr. Shmidman. Pursuant to the agreement, Mr. Shmidman will serve as the Company’s Chief Executive Officer for a term of three years. During the term of the agreement, Mr. Shmidman will receive a base salary of $600,000 per annum, which is subject to increase, and he will be eligible to receive an annual cash performance bonus of up to 100% of his base salary based on the attainment of certain EBITDA targets to be agreed upon by the Company and Mr. Shmidman. Mr. Shmidman will also receive 396,196 shares of restricted stock, 25% of which will be fully vested on their date of grant, with the remaining shares vesting in equal installments on each of the first, second and third anniversaries of the grant date. In the event of a change of control of the Company, all unvested shares of restricted stock will immediately vest.

In the event Mr. Shmidman’s employment is terminated by the Company without cause or by Mr. Shmidman for good reason, Mr. Shmidman will receive all earned but unpaid base salary and payment for all accrued but unused vacation time through the date of termination, as well as any benefits to which Mr. Shmidman may be entitled under employee benefit plans (collectively, the “accrued obligations”). Mr. Shmidman will also receive a severance amount equal to the greater of (i) 1.5 times his base salary then in effect and (ii) an amount equal to the base salary that Mr. Shmidman would have received for the remainder of the term of the agreement had Mr. Shmidman’s employment continued until the end of the employment period. In addition, Mr. Shmidman will receive earned bonuses that have not been paid for prior fiscal years and, in the event such resignation or termination occurs following the Company’s first fiscal quarter of any year, a pro-rated annual bonus for the year in which his employment was terminated (the “pro-rated bonus”). In the event Mr. Shmidman’s employment is terminated by the Company without cause or by Mr. Shmidman for good reason, all unvested restricted stock will accelerate and become fully vested on the date of his termination.

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If Mr. Shmidman’s employment is terminated as a result of his death or disability, the Company will pay to Mr. Shmidman or his estate all accrued obligations, any earned bonuses that have not been paid for prior fiscal years and the pro-rated bonus. In addition, the restricted stock award will vest with respect to the portion of such award that was scheduled to vest in the year in which Mr. Shmidman’s death or disability occurs. In the event of Mr. Shmidman’s death, the Company will also continue to pay Mr. Shmidman’s base salary to his estate for the remainder of the year in which his death occurs. In the event Mr. Shmidman is terminated for cause by the Company or Mr. Shmidman terminates his employment without good reason, the Company will have no further obligations to Mr. Shmidman except to pay Mr. Shmidman all accrued obligations. Mr. Shmidman is also prohibited from competing with the Company for a period of six months upon the termination of his employment by the Company without cause or a resignation by Mr. Shmidman for good reason and for a period of twelve months upon the termination of his employment by the Company for cause or a resignation by Mr. Shmidman without good reason.

Resignation of Colin Dyne

On November 15, 2012, Colin Dyne resigned as Chief Executive Officer, Chief Financial Officer and as a member of the Board of the Company, effective immediately.

In connection with Mr. Dyne’s resignation, the Company and Mr. Dyne entered into a separation and release agreement which provides for an aggregate payment to Mr. Dyne of $2,350,000. The agreement also provides that, subject to certain exceptions, other than the payment of accrued wages and unpaid vacation time, Mr. Dyne will not be entitled to any other payments or benefits in connection with the termination of his employment, including those provided for in Mr. Dyne’s employment agreement with the Company dated December 14, 2011. Subject to certain exceptions, the agreement also provides a release of all claims that each party may have against the other.

Item 7.01. Regulation FD Disclosure.

On November 20, 2012, the Company issued a press release announcing Mr. Shmidman’s appointment.

The news release issued on November 20, 2012 is furnished as Exhibit 99.1 to this Current Report on Form 8-K and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to liability of that Section unless the registrant specifically incorporates it by reference in a document filed under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits.

The following exhibits are filed herewith:

Exhibit
	Number	Description

	99.1	Press Release dated November 20, 2012 issued by Sequential Brands Group, Inc.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Sequential Brands Group, Inc.

Date: November 21, 2012	By:	/s/ Yehuda Shmidman
Yehuda Shmidman
Chief Executive Officer

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EXHIBIT INDEX

Exhibit
Number	Description

99.1	Press Release dated November 20, 2012 issued by Sequential Brands Group, Inc.

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